Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following sets forth certain unaudited pro forma condensed combined financial data of Echo Global Logistics, Inc. (“we,” “us,” “our,” the “Company” or “Echo”), after giving effect to our completion of the acquisition of all of the outstanding membership units of Command Transportation, LLC (“Command”) (the “Command Acquisition”), including the sale and issuance of $230,000,000 aggregate principal amount of 2.50% convertible senior notes due 2020 (the “Convertible Notes”) and the sale and issuance of 5,750,000 shares of our common stock at a public offering price of $29.00 per share (the “Common Stock”) and borrowings of $35 million under a $200 million senior secured asset-based revolving credit facility (the “New ABL Facility”) and a $300 million senior secured term loan facility (the “New Term Loan Facility” and, together with the New ABL Facility, the “Credit Facilities”), the aggregate net proceeds of which were used to finance the Command Acquisition.

The unaudited pro forma condensed combined financial data set forth below has been presented for informational purposes only. The unaudited pro forma condensed combined financial data set forth below is not necessarily indicative of what our financial position or results of operations actually would have been had the Command Acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial data does not purport to project the future financial position or operating results of the combined company. There were no transactions between us and Command during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2015 assumes that the Command Acquisition took place on January 1, 2015.  Our condensed consolidated statement of operations, derived from our financial statements for the three months ended March 31, 2015, has been combined with Command’s consolidated statement of operations for the same period.

The unaudited pro forma condensed combined balance sheet as of March 31, 2015 assumes that the Command Acquisition took place on December 31, 2014 and combines our March 31, 2015 consolidated balance sheet with Command’s March 31, 2015 consolidated balance sheet.

Our historical consolidated financial data has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Command Acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined financial data should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined information set forth below. In addition, the unaudited pro forma combined financial data was based on and should be read in conjunction with our historical consolidated financial statements and accompanying notes and the historical consolidated financial statements of Command included in this Current Report on Form 8-K.

The unaudited pro forma condensed combined financial data has been prepared using the acquisition method of accounting under generally accepted accounting principles (“GAAP”), which is subject to change and interpretation. We have been treated as the acquiror in the Command Acquisition for accounting purposes. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial data. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial data does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Command Acquisition, the costs to combine our operations with those of Command or the costs necessary to achieve any of the foregoing cost savings, operating synergies and revenue enhancements.

Echo Global Logistics, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Three Months Ended March 31, 2015

	Echo	Command	Pro-Forma		Pro-Forma
	Historic	Historic	Adjustments		Combined

REVENUES	$283,491,574	$134,381,911	$—		$417,873,485
COSTS AND EXPENSES:
Transportation costs	230,239,858	109,807,808	—		340,047,666
Selling, general, and administrative expenses	44,027,813	18,089,572	2,730,720	(1)	64,848,105
Depreciation and amortization	3,873,137	396,789	3,367,963	(2)	7,637,889
INCOME FROM OPERATIONS	5,350,766	6,087,742	(6,098,683)		5,339,825
Interest expense	(37,968)	—	(3,545,153	)(3),(4)	(3,583,121)
Other expense	(52,021)	—	—		(52,021)
OTHER EXPENSE, NET	(89,989)	—	(3,545,153)		(3,635,142)
INCOME BEFORE PROVISION FOR INCOME TAXES	5,260,777	6,087,742	(9,643,836)		1,704,683
INCOME TAX EXPENSE	(1,933,000)	—	1,332,824	(5)	(600,176)
NET INCOME	3,327,777	6,087,742	(8,311,012)		1,104,507
DIVIDENDS ON PREFERRED SHARES	—	—	—		—
NET INCOME APPLICABLE TO COMMON SHAREHOLDERS	$3,327,777	$6,087,742	$(8,311,012)		$1,104,507

Basic net income per share	$0.14	$—	$—		$0.04 (6)
Diluted net income per share	$0.14	$—	$—		$0.04 (7)

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Echo Global Logistics, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2015

	Echo	Command	Pro-Forma		Pro-Forma
	Historic	Historic	Adjustments		Combined
Assets
Cash and cash equivalents	$17,180,589	$19,325,699	$4,369,161	(8),(9),(10)	$40,875,449
Accounts receivable, net of allowance	151,926,246	67,768,219	—		219,694,465
Income taxes receivable	4,469,476	—	—		4,469,476
Prepaid expenses	2,801,115	710,500	—		3,511,615
Deferred income taxes	339,829	—	—		339,829
Other current assets	1,224,567	372,970	762,806	(9)	2,360,343
Total current assets	177,941,822	88,177,388	5,131,967		271,251,177
Property and equipment, net	21,345,123	3,864,920			25,210,043
Intangibles and other assets:
Goodwill	82,108,849	—	197,018,865	(11)	279,127,714
Intangible assets, net of accumulated amortization	32,739,331	—	151,500,000	(12)	184,239,331
Other assets	608,406	—	2,651,333	(9)	3,259,739
Total long-term assets	136,801,709	3,864,920	351,170,198		491,836,827
Total assets	$314,743,531	$92,042,308	$356,302,165		$763,088,004

Liabilities and stockholders’ and members’ equity
Accounts payable	$99,414,366	$12,606,216	$—		$112,020,582
Due to seller - short term	2,286,735	—	—		2,286,735
Accrued expenses	12,881,085	8,286,213	—		21,167,298
Current portion of deferred compensation liabilities	—	6,337,448	(6,337,448	)(8)	—
Notes payable	3,725,000	—	—		3,725,000
Total current liabilities	118,307,186	27,229,877	(6,337,448)		139,199,615
Bond payable	—	—	192,563,430	(13),(14)	192,563,430
Additional lending facility	—	—	35,000,000	(10)	35,000,000
Due to seller - long term	1,782,576	—	—		1,782,576
Long-term portion of deferred compensation liabilities	—	4,305,518	(4,305,518	)(8)	—
Other non-current liabilities	1,572,136	—	—		1,572,136
Deferred income taxes	5,933,562	—	11,799,079	(14)	17,732,641
Total long-term liabilities	9,288,274	4,305,518	235,056,991		248,650,783
Total liabilities	127,595,460	31,535,395	228,719,543		387,850,398

Stockholders’ and members’ equity:
Common stock, par value $0.0001 per share,	2,343	—	625	(13)	2,968
Additional paid-in capital	114,634,455	—	191,895,367	(9),(13),(14),(15)	306,529,822
Retained earnings and members’ equity	72,511,273	60,506,913	(64,313,370	)(16),(17)	68,704,816
Total stockholders’ and members’ equity	187,148,071	60,506,913	127,582,622		375,237,606
Total liabilities and stockholders’ and members’ equity	$314,743,531	$92,042,308	$356,302,165		$763,088,004

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Noes to Unaudited Pro Forma Condensed Combined Financial Statements

(1)              As part of the Command Acquisition, Command management entered into new employment agreements with Echo which provide for stock compensation.  Based on the contractual nature of the agreements, the adjustments reflect the change in stock compensation under each agreement.  Stock compensation under the new agreements would have been $2,730,720 for the three months ended March 31, 2015.  The restricted stock vests in one year.  The stock compensation expense recognized in the pro forma financial statements for the new arrangements includes only the time-based awards granted.

(2)              To record pro forma amortization expense of $3,367,963 for the 3 months ended March 31, 2015.  Pro forma amortization is calculated as follows:

	Useful Life	Estimated Amortization

Trademarks/Trade Name - $5,000,000	4 Years	$312,500
Customer/Carrier Relationships - $141,600,000	17 Years	$2,868,588
Non-Competition Agreements - $4,900,000	8 Years	$186,875
Total Fair Value - $151,500,000

(3)              Represents the interest expense of $3,117,447 incurred on Convertible Notes for both bond discount and coupon interest and borrowings on the New ABL Facility.  See notes 14 and 15 for the terms of the respective arrangements.

(4)              Represents amortization of $427,706 of deferred financing costs related to the New ABL Facility and the Convertible Notes.

(5)              Reflects the income tax effects of the historical results of Command and the pro forma adjustments for the 3 month period ended March 31, 2015 using a statutory rate of 37.48%.

(6)              Reflects adjustments to the denominator of basic net income per share giving effect to the shares issued in the equity offering and as consideration for the business as if they occurred January 1, 2015, the beginning of the period presented.

(7)              Reflects adjustments to the pro forma diluted net income per share by giving effect to the dilutive impact of the number of shares issued in relation to the $10,000,000 of restricted stock granted to several key Command employees as part of the Command Acquisition.  The restricted stock is earned and vests after 1 year.  There is no dilutive impact of the shares that may be issued in relation to the issuance of the Convertible Notes as the conversion price exceeds the current market price.

(8)              Represents an adjustment for the payment of the deferred compensation liabilities of Command of $10,642,966 that will not be assumed by Echo.

(9)              Cash amount is reduced for $7,220,595 (net of tax) of fees that will be paid out of cash available.  $3,414,138 of the $7,220,595 of fees relate to the New ABL Facility and Convertible Notes referenced in Note 15.  These are divided between short-term and long-term portions of the fees.  The remaining $3,806,457 of fees are advisory, legal and other directly related transaction costs that will be paid in cash and are transaction related costs.  The $3,806,457 is presented after affecting the items for income tax.  As these transaction expenses are not expected to have an ongoing impact, they are not reflected in the unaudited pro forma condensed combined statement of operations.

(10)       Reflects an increase in cash of $22,232,722.  This number is the excess cash resulting from the cash raised related to the new issuance of Common Stock and Convertible Notes and a $35,000,000 under the New ABL Facility after payment of the purchase price to the owners of Command.  See Note 13, 14 and 15 below for the terms of the related borrowing facilities.

(11)       Records the fair value of goodwill resulting from the pro forma allocation of the purchase price.  Goodwill resulting from the acquisition is not amortized, and will be assessed for impairment at least annually in accordance with applicable accounting guidance on goodwill.  The goodwill resulting from the acquisition is not deductible for income tax purposes.

(12)       Represents the preliminary allocation of purchase price to identifiable intangible assets, as follows:

Trademarks/Trade Name - $5,000,000

Customer/Carrier Relationships - $141,600,000

Non-Competition Agreements - $4,900,000

(13)       The pro forma financial statements reflect the issuance of 5,750,000 shares of Common Stock, the issuance of $230,000,000 of Convertible Notes and the draw of $35,000,000 from the New ABL Facility to fund the purchase price of the Command Acquisition and related fees.  Net proceeds from the equity offering after associated fees are $158,412,500.  Not included in the 5,750,000 shares of Common Stock is $14,746,000 worth of new Common Stock issued to the sellers as part of the consideration transferred.  The equity portion of the purchase price has been adjusted for a marketability discount related to the holding period restriction associated with the common stock issued as consideration in the Command Acquisition.  503,778 shares of Common Stock were issued to the former owner of Command in addition to the 5,750,000 shares of Common Stock issued in relation to the new equity raise.

(14)       Represents the liability recorded associated with the debt portion of the Convertible Notes Offering.  The total offering size was $200,000,000 with a five year maturity with a provision giving the underwriters the option to purchase an additional $30,000,000 of notes, which was exercised immediately.  These instruments will be unsecured senior notes. The coupon rate is 2.50%.  The conversion premium is 35% of the market price of $29.00 per share.  It is anticipated that the debt obligation will be settled in cash with an additional premium settled in shares.  The debt portion of the instrument has been recorded at $230,000,000.  $31,481,000 of the total $230,000,000 instrument was allocated to the bond discount and $5,955,570 of the total issuance costs of $6,900,000 was allocated to debt underwriter discounts.  The remaining $944,430 of the total issuance costs was allocated to the equity component of the convertible notes.  These costs are recorded as a reduction to additional paid-in capital.  In relation, a deferred tax liability of $11,799,079 was created for the conversion feature using the statutory tax rate of 37.48%.

(15)       Represents the borrowings under a new $200,000,000 asset based lending facility agreement with PNC Bank to fund the Command Acquisition.  The New ABL Facility is secured by the Company’s accounts receivable and subject to borrowing base requirements.  The New ABL Facility bears interest at the Company’s option based upon LIBOR or the Base Rate plus a margin determined by the excess availability.  The New ABL Facility bears interest at Adjusted LIBOR plus a range from 1.25%-1.75% determined on excess availability or at an alternate base rate plus a range from 0.50% - 1.00% determined on excess availability.

(16)  Reflects adjustments to eliminate Command’s historical member’s equity of $60,506,913.

(17)       Reflects adjustments to account for transaction costs of $3,806,457 (net of tax) related to the Command Acquisition.  As the transaction expenses will not have a continuing impact, the transaction expenses are not reflected in the unaudited pro forma condensed and combined statement of operations.